July 26, 2004


Mr. Brian Bradley
19 Shy Creek Road
Pittstown, New Jersey 08867

Dear Brian:

     This letter (the "Agreement") will confirm the terms and conditions under which we offer you the position of Executive Vice President of Sales and Marketing of Pharmaceutical Formulations, Inc. (the "Company"). You agree that this is a full-time position and that you will devote your full-time efforts to your responsibilities to the Company and undertake no other employment without the written consent of the Company. You agree to adhere to all of the Company policies, as set forth in the Company's employment manual.

     The term of your employment shall be from a starting date of August 2, 2004 until your employment ceases as described in Paragraph 4 of this Agreement.

     You will report to me, and be a member of our Executive Management Team.

1.   COMPENSATION AND BENEFITS:

     You shall receive the following:

     (a) A starting salary of $185,000 (One hundred and eighty-five thousand dollars) per year, which shall be reviewed on August 1, 2005 and thereafter annually in accordance with the Company's prevailing practice.

     (b) You may be entitled to a performance bonus as the Board of Directors, in its sole discretion, may elect to pay based upon the Company's results and its qualitative assessment of your contribution to the Company. An outline of the bonus program is attached.

     (c) You shall receive a stock grant of 50,000 (fifty thousand) shares of restricted stock under the Company's current Stock Incentive Plan. The sole condition to this grant is that you are (i) an employee in good standing of the Company on February 1, 2005 and (ii) have not given notice of termination of your employment.

     (d) On your starting date, you will receive a qualified stock option for 100,000 (one hundred thousand) shares of the Company's Common Stock in accordance with the Company's qualified stock option plan currently in effect, at the current market price of such stock as of the date of the grant of the option, exercisable in accordance with the terms of the Company's 2004 Qualified Stock Option plan.

     (e)  Auto allowance at $600 per month.

     (f)  The Company has a 401(k) plan, which you may join when eligible.

     (g) Other benefits, including Company-paid medical and dental insurance, life insurance, short-term and long-term disability, and travel accident coverage, are offered when you become eligible in accordance with the Company's normal benefit programs.

     (h) Three (3) weeks vacation which you shall be eligible to take annually, beginning on August 1, 2005. Beginning on August 1, 2009, you shall be eligible to take four (4) weeks vacation annually.

2.   CONFIDENTIAL INFORMATION:

     You agree that you will not, without specific written authorization by the Board of Directors of the Company, at any time during or after the term of your employment, use any confidential information, including technical expertise or know-how of the Company or companies affiliated with the Company, for your own benefit or the benefit of any other persons or organization, and you will not, directly or indirectly, reveal, divulge, disclose or communicate such information to any person, firm, corporation or other entity not authorized by the Board of Directors of the Company to know same, except as may be required by law, in which case, notice and sufficient opportunity to obtain a protective order shall be given by you to the Company. It is specifically understood that any breach or threatened breach of any provision of this clause would cause the Company or its affiliates irreparable harm for which the Company will have no adequate remedy at law, and therefore, the Company shall be entitled to all legal remedies, including but not limited to injunctive relief. Upon termination of your employment, you agree to deliver to the Company or its affiliates all records, writings, papers or other data relative to the Company's business of the Company or its affiliates, recognizing that such materials are the property of the Company or its affiliates.

3.   NON-COMPETE AND SOLICITATION OF EMPLOYMENT OF OTHER COMPANY EMPLOYEES:

     During the term of your employment you agree not to engage, directly or indirectly, in any commercial activities that compete with the business of the Company or companies affiliated with the Company, or have any business association, business contact, investment or participation in any company that competes with the business of the Company or companies affiliated with the Company. For a period of 91 days after the termination of your employment, you agree not to participate, directly or indirectly, in any transaction involving the same products, the same suppliers or customers with whom the Company and/or its affiliated companies has engaged in business as of the date of this Agreement and/or during the term of your employment. Business which you can provide evidence was developed by you prior to joining the Company shall be excluded from the 91 day non-compete restriction after leaving the employ of the Company. However, the Company may at its sole option, choose to continue your compensation payments for up to 91 days after the term of your employment, in which case, there shall during this period be no exceptions to the non-competition restriction. You shall not during the period of your employment be an officer, director, employee or shareholder of the capital stock or other equity interest in any company which competes with the business conducted by the Company, or receive any financial or other benefit from any such company.

     You also agree during the term of your employment and for a period of one
(1) year thereafter not to influence or seek to influence any employee of the Company to terminate his or her employment with the Company.

     It is specifically understood that any breach or threatened breach of any provision of this clause would cause the Company irreparable harm for which the Company will have no adequate remedy at law, and therefore, the Company shall be entitled to all legal remedies, including but not limited to injunctive relief.

4.   TERMINATION:

     The Company may terminate this agreement "for cause" at any time. The term "for cause" shall mean:

     (a) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, or

     (b) the willful engaging by you in misconduct materially and demonstrably injurious to the Company. For the purposes of this paragraph 4, no act, or failure to act on the part of you shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company.

     The Company may immediately terminate this agreement for any reason other than "for cause" upon six (6) months' notice in writing to you. If the Company terminates the agreement other than "for cause", the Company may at its sole option require you to cease your employment activities at any time during the six (6) month period. You will, however, continue to receive compensation for the six (6) month period. You may terminate this agreement upon three (3) months' notice in writing to the Company. Upon receipt of your notice of termination, the Company may cease your employment at any time. However, the Company will continue to pay your compensation for the full three (3) month period.

5.   MISCELLANEOUS:

     This agreement supersedes any prior agreements or understandings between the parties and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof is binding on the parties unless in writing and signed by the party against whom the same is sought to be enforced.

     Your employment is contingent upon successful completion of: employment and reference checks, a pre-employment physical, which includes a drug screen and verification that you are eligible to work in the United States under INS rules.

     Please sign and return the enclosed copy of this letter to me by Monday, August 2, 2004. We are looking forward to you joining PFI's Management Team as we grow PROFITABLY into the future.



                                         Very truly yours,


                                         /s/ Michael A. Zeher


                                         Michael A. Zeher
                                         President & Chief Operating Officer
                                         PHARMACEUTICAL FORMULATIONS, INC.



ACCEPTED AND AGREED TO:



/S/ BRIAN BRADLEY                        _______________
Brian Bradley                            Date

                 PHARMACEUTICAL FORMULATIONS, INC. BONUS PROGRAM
                 EFFECTIVE FOR THE YEAR ENDING DECEMBER 31, 2003

* The Pharmaceutical Formulations, Inc. (PFI) bonus pool will be calculated on the basis of pre-tax income, excluding the bonus accrual.

* The pool will consist of 12% (twelve percent) of the consolidated pretax income of PFI.

*    The program will cover all non-union employees of PFI.

* Distribution of the pool shall be recommended by the President and Chairman of the Board of PFI, and reviewed and approved by the Compensation Committee.

*    The program will be valid for calendar years 2003 through 2005.